Exhibit 99.3
Dana Corporation Announcement on Bond Interest Payments
TOLEDO, Ohio — March 1, 2006 — Dana Corporation (NYSE: DCN) announced today that the company did not make the March 1, 2006 interest payments on its 7% Senior Notes due March 1, 2029 and its 6-1/2% Senior Notes due March 1, 2009. The aggregate amount of these interest payments is approximately $21 million. There is a 30-day grace period with respect to these interest payments.
Failure to make the interest payments by March 31, 2006 would constitute an event of default under the indenture for the Notes that would permit the indenture trustee or holders of 25% or more of the Notes to accelerate the maturity of the Notes. An acceleration of the Notes would result in a cross-acceleration of other debt instruments of the company.
About Dana Corporation
Dana people design and manufacture products for every major vehicle producer in the world. Dana is focused on being an essential partner to automotive, commercial, and off-highway vehicle customers, which collectively produce more than 60 million vehicles annually. A leading supplier of drivetrain, chassis, structural, and engine technologies, Dana employs 46,000 people in 28 countries. Based in Toledo, Ohio, the company reported sales of $9 billion in 2004. Dana’s Internet address is: www.dana.com.
Forward-Looking Statements
Statements in this release which are not entirely historical constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent Dana’s expectations based on our current information and assumptions. However, forward-looking statements are inherently subject to risks and uncertainties. Dana does not undertake to update any forward-looking statements in this release.